Exhibit 99.30

Press Release

Contacts:

Media:	Terri Snow	Financial:	Steve Hildebrand
	Executive Director -		Chief Financial Officer
	Corporate Communications		(918) 669-2288
(918) 669-2743
tsnow@dtag.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS SECOND QUARTER RESULTS

Earnings Per Share Jump 84 Percent

TULSA, OKLAHOMA, July 25, 2006: Dollar Thrifty Automotive Group, Inc. (NYSE:DTG), today reported results for the second quarter ended June 30, 2006. Total revenue for the 2006 second quarter was $426 million, a 15.8 percent increase over the 2005 second quarter. Net income for the quarter was $20.3 million, or $.79 per diluted share. For the comparable 2005 quarter, net income was $11.3 million, or $.43 per diluted share.

For the first six months of 2006, total revenue was $788 million, an 11.0 percent increase over the first half of 2005. Net income for the six-month period was $37.3 million, or $1.44 per diluted share. For the first six months of 2005, net income was $24.3 million or $.92 per diluted share.

For the 2006 second quarter, DTG achieved vehicle rental revenue of $393.7 million, a 17.3 percent increase over the 2005 second quarter as a result of a 9.9 percent increase in rental days and a 6.7 percent increase in revenue per day. Same store rental days were up 6.9 percent for the quarter.

“We are exceptionally pleased with our results for the second quarter,” Gary L. Paxton, President and Chief Executive Officer, said. “We achieved very strong revenue growth, operated at high levels of vehicle utilization, made good progress on our franchise acquisition program and significantly increased the bottom line. We are particularly pleased with the strong increase in revenue per day, the highest year over year increase we have achieved since 2002, which was sufficient to offset significantly higher vehicle costs.

“Our strong rental day growth benefited from the shift of Easter from March last year to April this year and also reflects the recovery of volume from our repositioning on Expedia in May 2005 which negatively impacted last year’s second quarter. Our growth was further boosted by our franchise acquisition program.

“During the quarter, we acquired the Thrifty Car Rental franchises in Cincinnati; Milwaukee and Madison, Wisconsin; Providence, Rhode Island; and Little Rock, Arkansas; and the Dollar Rent A Car franchises in Minneapolis-St. Paul and Madison. Earlier this month, we completed the acquisition of the Thrifty Car Rental franchise in Pensacola, Florida. Our franchise acquisition strategy has been very successful and we will continue to acquire locations as they become available at values that meet our return on investment goals.”

During the second quarter, DTG purchased 589,000 shares under its $300 million share repurchase program at a total cost of $27.6 million and has $247 million of remaining authorization to be completed by December 31, 2008.

Outlook

“Regarding the outlook for the remainder of the year, we expect the travel environment to remain healthy,” Paxton said. “We also expect significantly higher vehicle costs as we operate the higher cost 2006 model vehicles and begin to incur additional cost increases for the 2007 model vehicles in the fourth quarter. We expect another year of significant cost increases for the 2007 model year as the automobile manufacturers constrain vehicle sales to the car rental industry. While year over year pricing trends remain positive, price increases will likely not be sufficient to offset the higher vehicle costs for the second half of this year. For the full year 2006, we are increasing our earnings per share guidance to a range of $2.25 to $2.55 from our previous range of $2.15 to $2.45. Our guidance is based on achieving a 3 percent to 4 percent year over year increase in both revenue per day and same store rental days for the second half of the year.”

Web cast and conference call information

The Dollar Thrifty Automotive Group, Inc. second quarter 2006 earnings release conference call will be held on Tuesday, July 25, 2006, at 10:00 a.m. (central time). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, dtag.com, or by dialing 888-809-8966 (domestic) or 210-234-0012 (international), using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through August 8, 2006, by calling 800-925-4993 (domestic) or 402-220-4329 (international). The replay will also be available via the corporate Web site for one year.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada including operations at most major airports. The Company's more than 8,500 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; access to reservation distribution channels; economic and competitive conditions in markets and countries where the companies' customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	June 30,		Total revenues
	2006	2005	2006	2005

Revenues:
Vehicle rentals	$393,711	$335,562	92.5%	91.3%
Vehicle leasing	15,549	15,311	3.7%	4.2%
Fees and services	12,187	12,454	2.9%	3.4%
Other	4,354	4,349	0.9%	1.1%

Total revenues	425,801	367,676	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	220,236	209,934	51.7%	57.1%
Vehicle depreciation and lease charges, net	80,375	54,236	18.9%	14.8%
Selling, general and administrative	66,919	60,129	15.7%	16.3%
Interest expense, net	23,772	23,518	5.6%	6.4%

Total costs and expenses	391,302	347,817	91.9%	94.6%

Income before income taxes	34,499	19,859	8.1%	5.4%

Income tax expense	14,171	8,513	3.3%	2.3%

Net income	$20,328	$11,346	4.8%	3.1%

Earnings per share:
Basic	$0.83	$0.45
Diluted	$0.79	$0.43

Weighted average number
of shares outstanding:
Basic	24,431,884	25,061,135
Diluted	25,615,171	26,452,991

Table 1 (Continued)

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Six months ended		As % of
	June 30,		Total revenues
	2006	2005	2006	2005

Revenues:
Vehicle rentals	$726,435	$648,515	92.1%	91.3%
Vehicle leasing	28,006	29,837	3.6%	4.2%
Fees and services	24,721	24,730	3.1%	3.5%
Other	9,230	7,394	1.2%	1.0%

Total revenues	788,392	710,476	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	414,948	400,611	52.6%	56.4%
Vehicle depreciation and lease charges, net	138,801	107,823	17.6%	15.2%
Selling, general and administrative	128,917	114,984	16.4%	16.2%
Interest expense, net	39,877	43,012	5.0%	6.0%

Total costs and expenses	722,543	666,430	91.6%	93.8%

Income before income taxes	65,849	44,046	8.4%	6.2%

Income tax expense	28,595	19,725	3.7%	2.8%

Net income	$37,254	$24,321	4.7%	3.4%

Earnings per share:
Basic	$1.51	$0.97
Diluted	$1.44	$0.92

Weighted average number
of shares outstanding:
Basic	24,747,536	25,055,929
Diluted	25,867,802	26,379,235

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended		Six months ended
	June 30, 2006		June 30, 2006

OPERATING DATA:
Vehicle Rental Data: (includes new stores)

Average number of vehicles operated	126,793		116,308
% change from prior year	10.3%		7.2%
Number of rental days	9,647,805		17,745,966
% change from prior year	9.9%		7.5%
Vehicle utilization	83.6%		84.3%
Percentage points change from prior year	(0.3) p.p.		0.2 p.p.
Average revenue per day	$40.81		$40.94
% change from prior year	6.7%		4.3%
Monthly average revenue per vehicle	$1,035		$1,041
% change from prior year	6.4%		4.5%

Same Store Vehicle Rental Data: (excludes new stores)

Average number of vehicles operated	123,329		113,402
% change from prior year	7.3%		4.5%
Number of rental days	9,383,147		17,315,158
% change from prior year	6.9%		4.8%

Vehicle Leasing Data:

Average number of vehicles leased	11,212		10,126
% change from prior year	(8.8%	)	(15.1%	)
Monthly average revenue per vehicle	$462		$461
% change from prior year	11.3%		10.6%

FINANCIAL DATA: (in millions) (unaudited)
Non-vehicle depreciation and amortization	$6		$13
Non-vehicle capital expenditures (excludes acquisitions)	6		17
Franchise acquisitions	9		11
Cash paid for income taxes	3		13

Selected Balance Sheet Data
(In millions)

	June 30,		December 31,
	2006	2005	2005

	(Unaudited)

Cash and cash equivalents	$242	$185	$274
Restricted cash and investments	108	102	785
Revenue-earning vehicles, net	3,349	3,052	2,215

Total debt (all vehicle debt)	3,109	2,857	2,725
Stockholders' equity	693	637	685